Daktronics, Inc. Announces Third Quarter Fiscal 2019 Results

Brookings, S.D. – February 20, 2019 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2019 third quarter net sales of $115.1 million, operating loss of $7.5 million, and net loss of $3.3 million, or $0.07 per diluted share, compared to net sales of $130.3 million, operating loss of $3.3 million, and net loss of $6.2 million, or $0.14 per diluted share, for the third quarter of fiscal 2018.  Fiscal 2019 third quarter orders were $135.4 million, compared to $126.2 million for the third quarter of fiscal 2018. Product order backlog at the end of the fiscal 2019 third quarter was $168 million, compared to a backlog of $151 million a year earlier and $150 million at the end of the second quarter of fiscal 2019.(1)

Net sales, operating income, net income, and earnings per share for the nine months ended January 26, 2019, were $441.9 million, $5.5 million, $9.9 million, and $0.22 per diluted share, respectively. This compares to $472.4 million, $17.8 million, $9.4 million, and $0.21 per diluted share, respectively, for the same period in fiscal 2018.

Cash provided by operating activities in the first nine months of fiscal 2019 was $32.2 million, compared with cash provided by operating activities of $27.0 million in the same period last year. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $18.4 million for the first nine months of fiscal 2019, as compared to a positive free cash flow of $18.2 million for the same period of fiscal 2018. Net investment in property and equipment was $13.8 million for the first nine months of fiscal 2019, as compared to $8.8 million for the first nine months of fiscal 2018. Cash, restricted cash, and marketable securities at the end of the third quarter of fiscal 2019 were $70.9 million, which compares to $73.0 million at the end of the third quarter of fiscal 2018 and $64.3 million at the end of fiscal 2018.

Orders for the third quarter of fiscal 2019 increased 7.4 percent as compared to the third quarter of fiscal 2018. Orders increased in the Commercial, Live Events, and High School Park and Recreation business units, and decreased in the Transportation and International business units.

Net sales decreased by 11.7 percent in the third quarter of fiscal 2019 as compared to the third quarter of fiscal 2018. Net sales increased in the Commercial, High School Park and Recreation, and Transportation business units, and decreased in the Live Events and International business units. The increase in High School Park and Recreation business unit was primarily due to increased shipments of customized scoring systems and message centers as a result of increased market activity and the timing of customer demand. Transportation sales increased primarily due to the variability of large order production timing caused by customer project schedules and an increase in demand for intelligent transportation systems. Live Events sales decreased primarily due to the decrease of orders on a year to date basis. International sales decreased as we had completed a number of Out-of-Home projects in the third quarter of fiscal 2018, with no similar sized projects in the third quarter of fiscal 2019.

Gross profit, as a percentage of net sales, decreased to 21.6 percent for the third quarter of fiscal 2019 as compared to 21.9 percent a year earlier. Warranty as a percent of sales for the quarter decreased to 1.6 percent as compared to the third quarter of fiscal 2018 warranty as a percent of sales of 2.9 percent. Operating expenses for the third quarter of fiscal 2019 were $32.4 million, compared to $31.9 million for the third quarter of fiscal 2018. Operating loss as a percent of sales for the quarter decreased to 6.5 percent as compared to the third quarter of fiscal 2018 operating loss of 2.6 percent. The tax benefit of $4.1 million for the third quarter of fiscal 2019 is primarily the result of the release of $2.8 million in unrecognized tax benefits related to a lapse of statute and the release of $0.5 million for a valuation allowance reversal related to foreign net operating loss carryforwards. During the third quarter of fiscal 2018, we accounted for the revaluation of our deferred tax benefits due to the enactment of new U.S. tax laws creating a charge of $3.7 million.

Reece Kurtenbach, chairman, president and chief executive officer stated, “Our third quarter is historically lighter for sales and profits due to the seasonality of our sports business, construction cycles, and the decrease in production days due to holidays in the quarter. We control costs where we can during this period; however, much of our costs are fixed in nature not allowing for large changes in expense structure during the quarter. In addition, we had approximately $1.8 million of expenses for discrete project and litigation claims contributing to the quarter’s operating loss. Our order bookings remain strong for the quarter and are up for the year. Commercial orders for the quarter and year-to-date are up nicely for demand for spectacular and out-of-home solutions. Live Events for the quarter was up nicely as we booked a large major league baseball order and a number of orders for summer and fall installations. We continued to develop and release new technologies and products including high resolution applications and control system offerings.

Outlook
Kurtenbach added, “We remain optimistic about our long-term outlook. Our innovative product and technology portfolio positions us to capitalize on the growing market demand for digital canvases.  The current global tariff and trade environment has created cost headwinds on commodity and components used in the production of our solutions.  However, over the long-term, we believe the situation will stabilize and we will continue to work to minimize the impact. Our teams continue to develop industry leading solutions and global sales channels to support long-term profitable growth.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2018 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 28, 2018.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018

Net sales	$115,069	$130,316	$441,949	$472,353
Cost of sales	90,200	101,749	336,076	356,536
Gross profit	24,869	28,567	105,873	115,817

Operating expenses:
Selling	15,537	15,271	48,040	45,560
General and administrative	8,574	8,335	25,685	26,138
Product design and development	8,280	8,299	26,611	26,294
	32,391	31,905	100,336	97,992
Operating (loss) income	(7,522)	(3,338)	5,537	17,825

Nonoperating income (expense):
Interest income	328	158	713	520
Interest expense	(45)	(40)	(86)	(173)
Other (expense) income, net	(203)	(487)	(423)	(429)

(Loss) income before income taxes	(7,442)	(3,707)	5,741	17,743
Income tax (benefit) expense	(4,123)	2,482	(4,120)	8,371
Net (loss) income	$(3,319)	$(6,189)	$9,861	$9,372

Weighted average shares outstanding:
Basic	45,018	44,518	44,834	44,403
Diluted	45,018	44,518	45,139	44,798

(Loss) earnings per share:
Basic	$(0.07)	$(0.14)	$0.22	$0.21
Diluted	$(0.07)	$(0.14)	$0.22	$0.21

Cash dividends declared per share	$0.07	$0.07	$0.21	$0.21

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	January 26, 2019	April 28, 2018
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,281	$29,727
Restricted cash	26	28
Marketable securities	37,596	34,522
Accounts receivable, net	77,743	77,387
Inventories	72,187	75,335
Contract assets	26,542	30,968
Current maturities of long-term receivables	1,998	1,752
Prepaid expenses and other current assets	7,566	9,029
Income tax receivables	5,772	5,385
Property and equipment and other assets available for sale	1,893	—
Total current assets	264,604	264,133

Property and equipment, net	65,765	68,059
Long-term receivables, less current maturities	1,247	1,641
Goodwill	7,968	8,264
Intangibles, net	5,429	3,682
Investment in affiliates and other assets	5,422	5,091
Deferred income taxes	8,317	7,930
Total non-current assets	94,148	94,667
TOTAL ASSETS	$358,752	$358,800

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	January 26, 2019	April 28, 2018
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,117	$48,845
Contract liabilities	48,745	39,379
Accrued expenses	30,784	27,445
Warranty obligations	11,283	13,891
Current portion of other long-term obligations	1,199	1,088
Income taxes payable	1,894	660
Total current liabilities	129,022	131,308

Long-term warranty obligations	15,370	16,062
Long-term contract liabilities	9,814	7,475
Other long-term obligations, less current portion	1,955	2,285
Long-term income taxes payable	843	3,440
Deferred income taxes	597	614
Total long-term liabilities	28,579	29,876
TOTAL LIABILITIES	157,601	161,184

SHAREHOLDERS' EQUITY:
Common stock	57,699	54,731
Additional paid-in capital	41,949	40,328
Retained earnings	107,563	107,105
Treasury stock, at cost	(1,834)	(1,834)
Accumulated other comprehensive loss	(4,226)	(2,714)
TOTAL SHAREHOLDERS' EQUITY	201,151	197,616
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$358,752	$358,800

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	January 26, 2019	January 27, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,861	$9,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,054	13,335
Gain on sale of property, equipment and other assets	(130)	(1,211)
Share-based compensation	1,867	1,978
Contingent consideration adjustment	(956)	—
Equity in loss of affiliate	392	401
Provision for doubtful accounts	180	(55)
Deferred income taxes, net	(445)	3,429
Change in operating assets and liabilities	7,364	(296)
Net cash provided by operating activities	32,187	26,953

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(14,081)	(10,865)
Proceeds from sales of property, equipment and other assets	255	2,107
Purchases of marketable securities	(25,337)	(5,211)
Proceeds from sales or maturities of marketable securities	22,341	13,751
Purchases of equity investment	(854)	(1,027)
Acquisitions, net of cash acquired	(2,250)	—
Net cash used in investing activities	(19,926)	(1,245)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,318	514
Principal payments on long-term obligations	(440)	(1,036)
Dividends paid	(9,403)	(9,311)
Tax payments related to RSU issuances	(246)	(311)
Net cash used in financing activities	(8,771)	(10,144)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	62	667
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	3,552	16,231

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	29,755	32,839
End of period	$33,307	$49,070

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Nine Months Ended
	January 26, 2019	January 27, 2018	Dollar Change	Percent Change	January 26, 2019	January 27, 2018	Dollar Change	Percent Change
Net Sales:
Commercial	$37,159	$35,483	$1,676	4.7%	$113,797	$102,723	$11,074	10.8%
Live Events	29,995	45,167	(15,172)	(33.6)	134,566	191,432	(56,866)	(29.7)
High School Park and Recreation	14,798	11,463	3,335	29.1	74,498	69,602	4,896	7.0
Transportation	15,390	11,189	4,201	37.5	50,624	46,577	4,047	8.7
International	17,727	27,014	(9,287)	(34.4)	68,464	62,019	6,445	10.4
	$115,069	$130,316	$(15,247)	(11.7)%	$441,949	$472,353	$(30,404)	(6.4)%
Orders:
Commercial	$41,114	$28,745	$12,369	43.0%	$123,637	$97,816	$25,821	26.4%
Live Events	45,767	39,911	5,856	14.7	128,803	145,246	(16,443)	(11.3)
High School Park and Recreation	17,034	13,451	3,583	26.6	73,928	60,368	13,560	22.5
Transportation	11,541	14,641	(3,100)	(21.2)	54,736	38,155	16,581	43.5
International	19,973	29,405	(9,432)	(32.1)	65,291	79,909	(14,618)	(18.3)
	$135,429	$126,153	$9,276	7.4%	$446,395	$421,494	$24,901	5.9%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Nine Months Ended
	January 26, 2019	January 27, 2018
Net cash provided by operating activities	$32,187	$26,953
Purchases of property and equipment	(14,081)	(10,865)
Proceeds from sales of property and equipment	255	2,107
Free cash flow	$18,361	$18,195

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.